                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       FIDELITY NATIONAL FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1997

                            ------------------------

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Fidelity National Financial, Inc., a Delaware corporation, will be held on Tuesday, June 17, 1997, at 10:00 a.m., local time, at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 for the following purposes:

          (1) to elect two directors to serve for the next three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal; and

          (2) to transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 1, 1997, are entitled to notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person.

                                         Sincerely,

                                         /s/ WILLIAM P. FOLEY, II
                                         -------------------------------
                                         WILLIAM P. FOLEY, II
                                         Chairman of the Board

Irvine, California
May 9, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. ANY STOCKHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY, M'LISS JONES KANE, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED TO THE PROXY IF IT IS MAILED IN THE UNITED STATES.

                       FIDELITY NATIONAL FINANCIAL, INC.
                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Fidelity National Financial, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held Tuesday, June 17, 1997, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660.

     It is anticipated that such proxy, together with this Proxy Statement, will be first mailed on or about May 12, 1997, to all stockholders entitled to vote at the Meeting.

     The Company's corporate offices are located at 17911 Von Karman Avenue, Irvine, California 92614 and its telephone number at that address is (714) 622-5000.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING AND SOLICITATION

     Each share has one vote on each matter properly submitted for a vote at the Meeting. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

     Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Abstentions and "broker non-votes" will not affect the outcome of the director elections. As to other votes, an abstention will have the same effect as a negative vote and a "broker non-vote" will have no effect on the vote.

RECORD DATE AND STOCK OWNERSHIP

     Stockholders of record at the close of business on May 1, 1997, are entitled to notice of and to vote at the Meeting. As of May 1, 1997, 13,921,556 shares of the Company's Common Stock (the "Common Stock"), $.0001 par value, were issued and outstanding, and 5,492,138 shares were held by the Company in treasury. On that date, there were 907 stockholders of record. All information in this Proxy Statement has been adjusted for stock splits and dividends.

     As of March 31, 1997, the following table sets forth the beneficial ownership of the Common Stock of the Company by each director who owns shares, by the director nominees, all executive officers named in the Summary Compensation Table, all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

                                                                  SHARES OF COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                          ---------------------------------------
                      NAME AND ADDRESS                    NUMBER OF SHARES       PERCENT OF TOTAL
    ----------------------------------------------------- ----------------       ----------------
    William P. Foley, II.................................     3,645,560(1)(2)          26.2%
      17911 Von Karman Ave., #500
      Irvine, CA 92714
    Richard H. Pickup....................................     1,170,000                 8.4%
      c/o Wedbush Morgan Securities, Inc.
      500 Newport Center Drive
      Suite 500
      Newport Beach, CA 92660
    Frank P. Willey......................................       659,845(2)              4.7%
      17911 Von Karman Ave., #500
      Irvine, CA 92714
    William A. Imparato..................................        14,093(2)                *
      1515 East Missouri Ave., Bldg. A
      Phoenix, AZ 85014
    Donald M. Koll.......................................         2,017(2)                *
      4343 Von Karman Ave.
      Newport Beach, CA 92660
    Daniel D. (Ron) Lane.................................        78,650(2)                *
      14 Corporate Plaza
      Newport Beach, CA 92660
    Stephen C. Mahood....................................        27,044(2)                *
      500 Crescent Ct., #270
      Dallas, TX 75201
    J. Thomas Talbot.....................................        22,100(2)                *
      500 Newport Center Dr., #900
      Newport Beach, CA 92660
    Cary H. Thompson.....................................        14,822(2)                *
      3731 Wilshire Blvd.,
      10th Flr.
      Los Angeles, CA 90010
    Patrick F. Stone.....................................        85,820(2)                *
      17911 Von Karman Ave., #500
      Irvine, CA 92714
    Carl A. Strunk.......................................       136,008(2)                *
      17911 Von Karman Ave., #500
      Irvine, CA 92714
    Andrew F. Puzder.....................................        63,639(2)                *
      17911 Von Karman Ave., #300
      Irvine, CA 92714
    All directors and officers as a group (14 persons)...     4,906,470                34.9%

---------------

 *  Represents less than 1%.

(1) Included in this amount are 1,559,050 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders; Mr. Foley is a "controlling person" of the Company.

(2) Includes currently exercisable stock options for Mr. Foley of 274,759 shares under the 1991 Stock Option Plan and 544,500 shares under the 1987 Stock Option Plan; currently exercisable stock options for Mr. Willey of 79,389 shares under the 1991 Stock Option Plan and 99,825 shares under the 1987 Stock Option Plan; includes currently exercisable stock options for Mr. Imparato of 12,100 shares under the

    1993 Stock Option Plan; includes currently exercisable stock options for Mr. Koll of 2,017 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Lane of 12,100 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Mahood of 7,058 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Talbot for 12,100 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Thompson for 12,100 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Stone of 75,427 shares under the 1991 Stock Option Plan currently exercisable stock options for Mr. Strunk of 30,415 shares under the 1991 Stock Option Plan and 69,575 shares under the 1987 Stock Option Plan; and currently exercisable stock options for Mr. Puzder of 60,500 shares under the 1993 Stock Option Plan.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than January 13, 1998, in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     Under the Bylaws, the Company may have up to nine directors. The Board of Directors currently consists of eight members. Terms of the members of the Board of Directors are for three-year periods and expire as follows:

                                                                        EXPIRATION
                                                                        ----------
            J. Thomas Talbot..........................................     1997
            Stephen C. Mahood.........................................     1997
            William A. Imparato.......................................     1998
            Cary H. Thompson..........................................     1998
            Donald M. Koll............................................     1998
            William P. Foley, II......................................     1999
            Frank P. Willey...........................................     1999
            Daniel D. (Ron) Lane......................................     1999

     Two directors, Messrs. Talbot and Mahood, are proposed to be elected at the Meeting for three-year terms expiring in 2000 or until their successors have been elected and qualified or until their earlier death, resignation or removal. Both nominees are up for reelection. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Talbot and Mahood, the Company's nominees. In the event that a nominee of the Company is unable or declines to serve as a director at the time of the Meeting, proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director.

     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid and addressed to: Secretary, Fidelity National Financial, Inc., 17911 Von Karman Avenue, Irvine, California 92614, not later than: (i) with respect to any election to be held at an Annual Meeting of Stockholders, 90 days in advance of such Meeting, and (ii) with respect to any election to be held at a Special Meeting of Stockholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of

Directors; and (e) the consent of each nominee to serve as a director of the Company, if elected. The Chairman of a stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The names of the director nominees, all directors, and all executive officers, and certain information about them, are set forth below:

                                                                              DIRECTOR
          NAME           AGE               PRINCIPAL OCCUPATION                SINCE
------------------------ ---   ---------------------------------------------  --------
William P. Foley, II.... 52    Chairman of the Board and Chief Executive        1984
                               Officer
Patrick F. Stone........ 49    Chief Operating Officer                           N/A
Frank P. Willey......... 43    Director and President                           1986
William A. Imparato..... 50    Director                                         1986
Donald M. Koll.......... 64    Director                                         1995
Daniel D. (Ron) Lane.... 62    Director                                         1989
Stephen C. Mahood....... 55    Director                                         1994
J. Thomas Talbot........ 61    Director                                         1990
Cary H. Thompson........ 40    Director                                         1992
Carl A. Strunk.......... 59    Executive Vice President, Chief Financial         N/A
                               Officer and Treasurer
Andrew F. Puzder........ 46    Executive Vice President and General Counsel      N/A
M'Liss Jones Kane....... 44    Senior Vice President, Corporate Counsel and      N/A
                               Corporate Secretary
Raymond R. Quirk........ 50    Vice President                                    N/A
Gary R. Nelson.......... 49    Vice President                                    N/A

WILLIAM P. FOLEY, II

     Mr. Foley is the Chairman of the Board and Chief Executive Officer of the Company and has been since its formation in 1984. Mr. Foley was President of the Company from its formation in 1984 until December 31, 1994. He is Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company ("Fidelity Title") and has been since April 1981. Mr. Foley is also currently serving as Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc. and is a director of Rally's Hamburgers, Inc., Checkers Drive-In Restaurants, Inc., DataWorks Corporation, and Micro General Corporation.

PATRICK F. STONE

     Mr. Stone was elected Chief Operating Officer of the Company on March 25, 1997. From May 1995 through March 1997 he was an Executive Vice President of the Company and President of Fidelity National Title Insurance Company and five of the Company's other underwriters. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon.

FRANK P. WILLEY

     Mr. Willey is President and a director of the Company. He served as an Executive Vice President and General Counsel of the Company from its formation until December 31, 1994, and is currently serving as an Executive Vice President and was General Counsel of Fidelity Title from 1984 to January 1995. He has served in various capacities with subsidiaries and affiliates of the Company since joining it in 1984. Mr. Willey is also a director of CKE Restaurants, Inc., Southern Pacific Funding Corporation, and Ugly Duckling Holdings, Inc.

WILLIAM A. IMPARATO

     Mr. Imparato has been a director of the Company since December 1986. From June 1990 to December 1993, Mr. Imparato was President of the Company's wholly-owned real estate subsidiary Manchester Development Corporation ("Manchester"). Since July 1980, he has been a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona.

DONALD M. KOLL

     Mr. Koll has been a director of the Company since March 28, 1995. Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962. Mr. Koll is also a director of Koll Real Estate Group, Inc.

DANIEL D. (RON) LANE

     Mr. Lane has been a director of the Company since September 1989. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that consists of several community development and home-building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane has also served as a director of Hawaiian Airlines, Inc. since January 1990, as a director of Resort Income Investors, Inc. since September 1990 and as Chairman of the Board and Chief Executive Officer of Pro Shot Golf, Inc. since August 1994. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc.

STEPHEN C. MAHOOD

     Mr. Mahood is a lawyer and a private investor. He was associated with SEDCO, Inc., a large offshore oil well drilling contractor, from 1966 until it was acquired by Schlumberger, Ltd. in 1985, at which time he was President of SEDCO Energy Corporation, an Executive Vice President and director of SEDCO, Inc. and a director of the International Association of Drilling Contractors. Mr. Mahood served as a Trustee of the Teachers' Retirement System of Texas from 1987-1993. Mr. Mahood currently serves as a director of Maxor National Pharmacy Services Corporation.

J. THOMAS TALBOT

     Mr. Talbot has been a director of the Company since December 1990. He was formerly Chairman of the Board and Chief Executive Officer of HAL, Inc. and its subsidiaries Hawaiian Airlines and West Maui Airport, and served in various executive capacities with those companies until June 1991. Between August 1992 and March 1994, Mr. Talbot was Chairman and Chief Executive Officer of Alliance Bancorp, which was being liquidated. Mr. Talbot has been a general partner of Shaw & Talbot, a real estate investment and development company, since 1975. He was Chairman of Jet America Airlines from 1981 to 1987, when it merged with Alaska Air Group. Mr. Talbot is currently serving as a director of the Hallwood Group, Showbiz Pizza Time, Inc., Koll Real Estate Group, Hemmeter Enterprises, Inc. and the Baldwin Company.

CARY H. THOMPSON

     Mr. Thompson has been a director of the Company since July 1992. Mr. Thompson is currently Chief Operating Officer and a director of Aames Financial Corporation. Mr. Thompson was a managing director of Nat West Markets from May of 1994 through March of 1995. Mr. Thompson was Senior Vice President and managed the West Coast Financial Institutions Group for Oppenheimer & Co., Inc., an investment banking firm from 1989 to May 1994. Prior to that time, he was a partner with the law firm of Manatt, Phelps, Rothenberg and Phillips.

CARL A. STRUNK

     Mr. Strunk joined Fidelity Title in February 1992 as an Executive Vice President. He was named an Executive Vice President and Chief Financial Officer of the Company in March 1992. Prior to his employment with the Company, Mr. Strunk was President of Land Resources Corporation from 1986 to 1991. Mr. Strunk is a certified public accountant. Mr. Strunk currently serves as a director of Micro General Corporation. Mr. Strunk was elected Executive Vice President and Chief Financial Officer of CKE Restaurants, Inc. on February 6, 1997.

ANDREW F. PUZDER

     Mr. Puzder has been an Executive Vice President and General Counsel of the Company since January 1, 1995. From March 1994 through December 1994, he was a partner at the law firm of Stradling, Yocca, Carlson & Rauth. Prior to that he was a partner at Lewis, D' Amato, Brisbois & Bisgaard, a law firm, from

September 1991 through March 1994, and he was a partner of the Stoler Partnership from February 1984 through September 1991. Mr. Puzder was elected Executive Vice President and General Counsel of CKE Restaurants, Inc. on February 6, 1997.

M'LISS JONES KANE

     Ms. Kane has been a Senior Vice President and Corporate Counsel of the Company since March 1995 and became Corporate Secretary in April 1995. Prior to that she was with the ICN Pharmaceuticals, Inc. group of companies from March of 1990 as Vice President, General Counsel and Secretary of ICN Biomedicals, Inc. and subsequently in addition became Vice President, General Counsel and Secretary of SPI Pharmaceuticals, Inc.

RAYMOND R. QUIRK

     Mr. Quirk has been a Vice President of the Company since June 1993, and has been an Executive Vice President and a Regional Manager of Fidelity Title since August 1991. Mr. Quirk has been employed by Fidelity Title in other management positions since November 1987.

GARY R. NELSON

     Mr. Nelson has been a Vice President of the Company since September 26, 1994. From August 1993 to September 1994 he was Chief Financial Officer of World Title Company. From May 1991 to July 1993 Mr. Nelson was Senior Vice President of Mergers and Acquisitions of the Company. From January 1988 to May 1991 he was a Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Nelson is a certified public accountant.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of five formal meetings during the year ended December 31, 1996. No director attended fewer than 80% of the aggregate of all meetings of the Board of Directors or any committee in 1996.

     The Board presently has an Audit Committee, a Compensation Committee and an Executive Committee, but does not have a Nominating Committee. The Audit Committee, which consists of Messrs. Lane, Mahood and Talbot, met one time during 1996. The Audit Committee meets independently with the internal audit staff, representatives of the Company's independent auditors and representatives of senior management. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors. The Committee is also responsible for recommending the engagement or discharge of the Company's independent auditors.

     The Compensation Committee currently consists of Messrs. Lane, Talbot and Thompson. The Compensation Committee, either alone or in conjunction with other Board committees, reviews and reports to the Board the salary, fee and benefit programs designed for senior management, officers and directors with a view to ensure that the Company is attracting and retaining highly-qualified individuals through competitive salary, fee and benefit programs and encouraging continued extraordinary effort through incentive rewards. The Compensation Committee did not meet during 1996.

     The Company also has an Executive Committee consisting of Messrs. Foley, Willey and Talbot. The Executive Committee may invoke all of the power and authority of the Board of Directors in the management of the business and the affairs of the Company, except those powers which, by law, cannot be delegated by the Board of Directors. The Executive Committee did not meet during 1996.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995 and 1994 for the Company's Chief Executive Officer and the four most highly compensated current executive officers whose salary and bonus exceeded $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                ANNUAL COMPENSATION             COMPENSATION
                                      ---------------------------------------   ------------
                                                                   OTHER          AWARDS-       ALL OTHER
                                                    BONUS         ANNUAL          OPTIONS      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   ($)(1)(2)   COMPENSATION(3)   (#)(1)(4)(5)      ($)(6)
-----------------------------  ----   ---------   ---------   ---------------   ------------   ------------
William P. Foley, II.........  1996   $ 600,000   $ 507,943      $ 122,596         188,100       $ 28,859
Chairman of the Board          1995     394,008     430,000        135,914         188,760         29,343
and Chief Executive Officer    1994     369,951     505,000        117,134         206,910         45,770

Patrick F. Stone.............  1996     300,000     124,165             --          38,316         12,250
Chief Operating Officer(7)     1995     226,950     222,160             --           2,420          6,248

Frank P. Willey..............  1996     250,000     150,000             --          52,800         14,250
President                      1995     200,000     120,000             --          50,820         14,577
                               1994     189,389     145,000             --          29,040         14,521

Carl A. Strunk...............  1996     240,000     110,000             --          26,400             --
Executive Vice President       1995     200,000     110,000             --          29,040             --
Chief Executive Officer        1994     189,359     135,000             --          26,620             --
and Treasurer

Andrew F. Puzder.............  1996     240,000      75,000             --          49,500          4,860
Executive Vice President(8)
General Counsel
Assistant Secretary

---------------

(1) Consists of cash bonuses in the years paid or deferred to reduce the exercise price of stock options granted tothe above-noted key employees to less than fair market value of the common stock at the date of grant, pursuant to the Company's 1991 Stock Option Plan. Bonuses were awarded during the year following the fiscal year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. The amount of deferred bonuses included in this column for 1995, 1994 and 1993, the most recent three years for which the options were granted, are as follows: (i) Mr. Foley: $105,000 -- 1995 bonus; $30,000 -- 1994 bonus;
    $105,000 -- 1993 bonus; (ii) Mr. Stone: $24,165 -- 1995 bonus;
    $10,000 -- 1994 bonus; (iii) Mr. Willey: $40,000 -- 1995 bonus;
    $10,000 -- 1994 bonus; $35,000 -- 1993 bonus; (iv) Mr. Strunk:
    $20,000 -- 1995 bonus; $20,000 -- 1994 bonus; $35,000 -- 1993 bonus.

(2) Not included in the table are the bonuses received in 1997 for the 1996 fiscal year by the executive officers named in the table, based on formulas in their employment agreements as follows: William P. Foley, II, $961,125; Patrick F. Stone, $286,504; Frank P. Willey, $318,338, Carl A. Strunk, $159,169 and Andrew F. Puzder, $159,169 and certain deferred option grants to the following executive officers: William P. Foley, options to purchase 20,000 shares and Patrick F. Stone, option to purchase 6,367 shares.

(3) Certain incidental perquisites or other personal benefits for executive officers of the Company (not otherwise disclosed in this Proxy Statement) may result from expenses incurred by the Company or its subsidiaries in the interest of attracting and retaining qualified personnel. The incremental cost to the Company and its subsidiaries of providing such incidental perquisites or other personal benefits for executive officers named in the Summary Compensation Table, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in fiscal 1996 for the named executive officer. Other Annual Compensation for Mr. Foley included the cost of (i) a Company provided automobile -- $9,000 in 1996, $9,000 in 1995 and $9,000 in 1994; and (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation and personal use of Company assets by Mr. Foley and Folco Development Corporation -- $113.596 in 1996, $126,914 in 1995 and $108,134 in 1994.

(4) The number of options granted per year in this column for 1996, 1995 and 1994, the three-year period in which the options were granted, are as follows: (i) Mr. Foley: 1996 grant -- 165,000 options granted under the 1987 Stock Option Plan and 23,100 stock options granted under the 1991 Stock Option Plan; 1995 grant -- 181,500 options granted under the 1987 Stock Option Plan and 7,260 options granted under the 1991 Stock Option Plan, and 1994 grant -- 181,500 options granted under the 1987 Stock Option Plan and 25,410 options granted under the 1991 Stock Option Plan; (ii) Mr. Stone:
    1996 grant -- 33,000 options granted under the 1987 Stock Option Plan and 5,316 stock options granted under the 1991 Stock Option Plan; 1995 grant -- 2,420 options granted under the 1991 Stock Option Plan, and 1994 grant -- 13,310 options granted under the 1991 Stock Option Plan; (iii) Mr.
    Willey: 1996 grant -- 44,000 options granted under the 1987 Stock Option Plan and 8,800 stock options granted under the 1991 Stock Option plan; 1995 grant -- 48,400 options granted under the 1987 Stock Option Plan and 2,420 options granted under the 1991 Stock Option Plan, and 1994 grant -- 20,570 options granted under the 1987 Stock Option Plan; and 8,470 options granted under the 1991 Stock Option Plan; (iv) Mr. Strunk: 1996 grant -- 22,000 options granted under the 1987 Stock Option Plan and 4,400 stock options granted under the 1991 Stock Option Plan; 1995 grant -- 24,200 options granted under the 1987 Stock Option Plan and 4,840 options under the 1991 Stock Option Plan, and 1994 grant -- 18,150 options granted under the 1987 Stock Option Plan and 8,470 options granted under the 1991 Stock Option Plan; (v) Mr. Puzder: 1996 grant -- 22,000 options granted under the 1987 Stock Option Plan and 27,500 stock options granted under the 1991 Stock Option plan, and 1995 grant -- 60,500 options granted under the 1993 Stock Option Plan.

(5) The Company does not have any long-term incentive plans or compensation plans pursuant to which stock appreciation rights or restricted stock is awarded to officers or directors. The number of options granted in 1997 for fiscal year 1996 to the named executives, not included in the table, are as follows: under the 1993 Stock Option Plan (i) Mr. Puzder -- 25,000 shares; under the 1991 Stock Option Plan (i) Mr. Foley -- 20,000 shares; (ii) Mr. Stone -- 6,367 shares and under the 1987 Stock Option Plan (i) Mr.
    Foley -- 150,000 shares; (ii) Mr. Stone -- 30,000 shares; (iii) Mr.
    Willey -- 40,000 shares; (iv) Mr. Strunk -- 20,000 shares; (v) Mr.
    Puzder -- 20,000 shares.

(6) Includes Company cash contributions to the Employee Stock Purchase Plan on behalf of the individuals named in the Summary Compensation Table, except for Mr. Foley. All Other Compensation for Mr. Foley includes imputed income of $1,081 for 1996, $725 for 1995 and $1,426 for 1994 respectively, from a joint life split dollar insurance policy.

(7) Mr. Stone was not an officer of the Company prior to May 1995.

(8) Mr Puzder was not an officer of the Company prior to January 1995. Mr. Puzder qualifies for inclusion in the Summary Compensation Table for the first time in 1996.

     Certain executive officers received loans from subsidiaries of the Company in amounts in excess of $60,000 after January 1, 1996, as follows: Frank P. Willey, loan amount $200,000 at an interest rate of 10% per annum, largest aggregate amount outstanding at any time during the period $216,444, as of March 31, 1996; Carl A. Strunk, loan amount $184,750 at an interest rate of 10% per annum, largest aggregate amount outstanding at any time during the period $201,993, as of March 31, 1996; Patrick F. Stone, loan amount $200,000 at an interest rate of prime per annum, largest aggregate amount outstanding at any time during the period $203,662, as of March 31, 1996.

OPTION GRANTS

     The following table provides information as to options to purchase common stock granted to the named individuals during 1996 pursuant to the Company's 1993, 1991 and 1987 Stock Option Plans. The Company does not currently grant stock appreciation rights to officers or directors.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL
                                                                                                 REALIZABLE VALUE
                                         PERCENT                                                    AT ASSUMED
                                         OF TOTAL                                                 ANNUAL RATES OF
                           NUMBER OF     OPTIONS                                                    STOCK PRICE
                           SECURITIES   GRANTED TO    MARKET                                     APPRECIATION FOR
                           UNDERLYING   EMPLOYEES    PRICE AT     EXERCISE OR                       OPTION TERM
                            OPTIONS     IN FISCAL     DATE OF    BASE PRICE(1)   EXPIRATION   -----------------------
          NAME             GRANTED(#)      YEAR        GRANT        ($/SH)          DATE        5%($)        10%($)
-------------------------  ----------   ----------   ---------   -------------   ----------   ----------   ----------
                                               1993 STOCK OPTION PLAN

Andrew F. Puzder.........     27,500       100.0%     $ 12.045      $11.7255       04/16/06   $  217,098   $  536,693

                                               1991 STOCK OPTION PLAN

William P. Foley, II.....     23,100        24.2%     $11.3640      $ 6.8182       05/13/08      313,926      666,363
Patrick F. Stone.........      5,316         5.5%      11.3640        6.8182       05/13/08       72,248      153,358
Frank P. Willey..........      8,800         9.2%      11.3640        6.8182       05/13/08      119,591      253,852
Carl A. Strunk...........      4,400         4.6%      11.3640        6.8182       05/13/08       59,795      126,926
Andrew F. Puzder.........         --          --            --            --             --           --           --

                                               1987 STOCK OPTION PLAN

William P. Foley, II.....    165,000        56.0%     $11.5910      $11.5910       04/10/06   $1,202,370   $3,046,777
Patrick F. Stone.........     33,000        11.2%      11.5910       11.5910       04/10/06      240,474      609,355
Frank P. Willey..........     44,000        14.9%      11.5910       11.5910       04/10/06      320,632      812,474
Carl A. Strunk...........     22,000         7.4%      11.5910       11.5910       04/10/06      160,316      406,237
Andrew F. Puzder.........     22,000         7.4%      11.5910       11.5910       04/10/06      160,316      406,237

                                   TOTAL -- 1993, 1991 AND 1987 STOCK OPTION PLANS

William P. Foley, II.....    188,100        45.1%    $11.3640-     $ 6.8182-      05/13/08-   $1,516,297   $3,713,141
                                                       11.5910       11.5910       04/10/06
Patrick F. Stone.........     38,316         9.1%     11.3640-       6.8182-      05/13/08-      312,722      762,714
                                                       11.5910       11.5910       04/10/06
Frank P. Willey..........     52,800        12.6%     11.3640-       6.8182-      05/13/08-      440,223    1,066,326
                                                       11.5910       11.5910       04/10/06
Carl A. Strunk...........     26,400         6.3%     11.3640-       6.8182-      05/13/08-      220,111      533,163
                                                       11.5910       11.5910       04/10/06
Andrew F. Puzder.........     49,500        11.8%     12.0450-      11.7255-      04/16/06-      377,415      942,930
                                                       12.5910       11.5910       04/10/06

---------------

(1) The options granted in 1996 under the 1991 Stock Option Plan were granted at an exercise price of $11.3640 to key employees of the Company who applied deferred bonuses expensed in 1996 (see (1) of Summary Compensation Table) to the exercise price, thereby reducing such price to $6.8182 per share if exercised within the first year of grant. The exercise price of these options decreases approximately 5% per year through May 13, 2001 and $0.20 per share from May 14, 2001 through May 13, 2007, at which time the exercise price will be $4.00. The options granted in 1996 under the 1993 and 1987 Stock Option Plans were granted at an exercise price of $12.045 per share and $11.5910 per share respectively, the market price at the date of grant. These options became exercisable on April 17, 1997 and April 11, 1997 respectively.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table summarizes information regarding exercises of stock options by the named individuals during 1996 and unexercised options held by them as of December 31, 1996. The Company did not reprice any existing options during the last completed fiscal year.

                       AGGREGATED STOCK OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF             VALUE OF
                                                                      UNEXERCISED           UNEXERCISED
                                                                      OPTIONS AT           IN-THE-MONEY
                                        SHARES                          FY-END           OPTIONS AT FY-END
                                       ACQUIRED        VALUE       (#) EXERCISABLE/      ($) EXERCISABLE/
                NAME                  EXERCISE(#)   REALIZED($)   UNEXERCISABLE(1)(2)   UNEXERCISABLE(1)(2)
------------------------------------  -----------   -----------   -------------------   -------------------
William P. Foley, II................      --            --          799,259/165,000      $5,289,830/583,126
Patrick F. Stone....................                                  69,060/33,000         581,914/116,625
Frank P. Willey.....................      --            --           179,214/44,000       1,387,939/155,500
Carl A. Strunk......................      --            --            99,990/22,000          547,977/77,750
Andrew F. Puzder....................      --            --            40,334/69,666         247,707/295,083

---------------

(1) Number of exercisable shares and corresponding values relate to options granted under the 1993, 1991 and 1987 Stock Option Plans. The exercise price varies based upon the exercise price at the time of grant and the amount of deferred bonus applied by the officer to reduce the exercise price. See Summary Compensation Table above. The value of unexercised options at year-end is calculated as the difference between the market value of the underlying security, $15.125 per share, and the exercise price of the option at year-end, less the bonus deferral. The exercise prices of the options at year-end were as follows: (i) Mr. Foley -- options to purchase 23,100 shares at $6.8182 per share, options to purchase 7,260 shares at $3.7600 per share, options to purchase 25,410 shares at $6.8800 per share, options to purchase 38,115 shares at $8.1955 per share, options to purchase 51,974 shares at $3.2355 per share and options to purchase 108,900 shares at $.6530 under the 1991 Plan, and options to purchase 181,500 shares at $8.3682, options to purchase 181,500 shares at $11.4673 and options to purchase 181,500 shares at $12.6036 under the 1987 Plan; (ii) Mr. Stone -- options to purchase 5,316 shares at $6.8182 per share, options to purchase 2,420 shares at $3.7600 per share, options to purchase 13,310 shares at $6.8800, options to purchase 34,345 shares at $8.1955, and 13,669 shares at $3.2355 per share under the 1991 Plan; (iii) Mr. Willey -- options to purchase 8,800 shares at $6.8182 per share, 2,420 shares at $3.7600 per share, options to purchase 8,470 shares at $6.8800 per share, options to purchase 11,435 shares at $8.1955 per share, options to purchase 15,594 shares at $3.2355 per share and options to purchase 32,670 shares at $.6530 under the 1991 Plan; and options to purchase 48,400 shares at $8.3682, options to purchase 20,570 shares at $11,4673, and options to purchase 30,855 at $12.6036 per share under the 1987 Plan; (iv) Mr. Strunk -- options to purchase 4,400 shares at $6.8182 per share,options to purchase 4,840 shares at $3.7600 per share options to purchase 8,470 shares at $6.8800 and options to purchase 12,705 shares at $8.1955 per share under the 1991 Plan; and options to purchase 24,200 shares at $8.3682 per share, options to purchase 18,150 shares at $11.4673 and options to purchase 27,225 shares at $12.6036 under the 1987 Plan; and (v) Mr. Puzder -- options to purchase 40,334 shares at $8.9836 per share under the 1993 Stock Option Plan.

(2) Number of unexercisable shares and corresponding value relate to options granted under the Company's 1993, 1991 and 1987 Stock Option Plans. The value of these unexercisable options represents the difference between the year-end market value of the underlying security of $15.125 per share and the exercise price of the 1993 options at year-end of $11.7255 per share, the 1991 options at year-end of $6.8182 per share and the 1987 options at year-end of $11.5910 per share. These options became exercisable on April 17, 1997, May 14, 1997 and April 11, 1997 respectively.

EMPLOYMENT AGREEMENTS

     The Company entered into a five-year employment agreement (the "Agreement") with its Chairman and Chief Executive Officer, Mr. Foley, effective April 1, 1991 and amended the agreement on April 1, 1996 and

January 1, 1997, (collectively the "Amendment") to the employment agreement effective on April 1, 1996, for an additional five year period through March 31, 2001. The first amendment adjusted his minimum annual base salary to $600,000. The Board will review Mr. Foley's minimum base annual salary in March 1998, and may, in its sole discretion, increase such minimum base annual salary for the remainder of the term of the Amendment based upon Mr. Foley's performance during the first two years of the Amendment. The Agreement and Amendment include other compensation and executive fringe benefits, including an annual merit bonus calculated based on the Company's return on equity before extraordinary items, a $1,000,000 insurance policy payable to the beneficiary of his choice and a joint life split dollar insurance arrangement under which the Company advances the premiums and retains the full cash value of the policy. There is a change of control provision in the Amendment enabling Mr. Foley to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for Good Reason (as defined in the agreement as a change in control) or if Mr. Foley's employment is terminated following a change of control due to a breach of this Agreement then he shall receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or 3 years of such payment to be made in a lump sum on or before the fifth day following the date of termination, (iii) maintenance of all benefit plans and programs for Mr. Foley for the greater number of 3 years or the number of years (including partial years) remaining in the Amendment. The Company obtained a covenant from Mr. Foley that he will not compete with the Company or disclose its trade secrets both during employment or in the event the agreement ends or Mr. Foley's employment is terminated. The Agreement allows the Company to terminate Mr. Foley upon written notice without cause with terms specified in the Amendment. Upon Mr. Foley's death, his estate will receive a payment in the amount of two years' base salary. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Foley upon payment of an amount equal to two years' base salary.

     The Company entered into a one year employment agreement with Patrick F. Stone effective January 1, 1996, which was subsequently amended effective January 1, 1997, extending the term for a period of 3 years ending December 31, 1999. The amendment also provides for a minimum base salary of $325,000 which may be increased at the discretion of the Chief Executive Officer and/or the Board of Directors. Other compensation and executive fringe benefits include an annual bonus calculated based on the Company's return on equity before extraordinary items. There is a change of control provision in the first amendment enabling Mr. Stone to terminate this Agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for Good Reason (defined in the agreement as a change in control) or if Mr. Stone's employment is terminated following a change of control due to a breach of this agreement then he shall receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, such payment to be made in a lump sum on or before the fifth day following the date of termination,
(iii) maintenance of all benefit plans and programs for Mr. Stone for the number of 2 years or the number of years (including partial years) remaining in the Agreement.

     The Company entered into a one year employment agreement with Frank P. Willey effective January 1, 1996, which was subsequently amended effective January 1, 1997, extending the term for a period of 3 years ending December 31, 1999. The agreement provided for a minimum base salary of $250,000 which may be increased at the discretion of the Chief Executive Officer and/or the Board of Directors. Other compensation and executive fringe benefits include an annual bonus calculated based on the Company's return on equity before extraordinary items. There is a change of control provision in the first amendment enabling Mr. Willey to terminate this Agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for Good Reason (defined in the Agreement as a change in control) or if Mr. Willey's employment is terminated following a change of control due to a breach of this agreement then he shall receive (i) his salary through the date of termination,

(ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, such payment to be made in a lump sum on or before the fifth day following the date of termination,
(iii) maintenance of all benefit plans and programs for Mr. Willey for the number of 2 years or the number of years (including partial years) remaining in the Agreement.

     Mr. Carl A. Strunk entered into an employment agreement with the Company effective April 1, 1997, for a term of 3 years which provides for a minimum annual base salary of $150,000 which may be increased at the discretion of the Chief Executive Officer and/or the Compensation Committee of the Board of Directors. Other compensation and fringe benefits include an annual bonus calculated based on the Company's return on equity before extraordinary items. There is a change of control provision enabling Mr. Strunk to terminate this Agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for Good Reason (defined in the agreement as a change in control) or if Mr. Strunk's employment is terminated following a change of control due to a breach of this agreement then he shall receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number 2, such payment to be made in a lump sum on or before the fifth day following the date of termination, (iii) maintenance of all benefit plans and programs for Mr. Strunk for the number of 2 years or the number of years (including partial years) remaining in the agreement. Employee has the right to be the Chief Financial Officer of CKE Restaurants, Inc., during the term of this agreement. Other than as provided in the agreement, employee will not engage in any business competitive with the Company.

     Mr. Andrew F. Puzder entered into an employment agreement with the Company effective April 1, 1997, for a term of 3 years which provides for a minimum annual base salary of $150,000 which may be increased at the discretion of the Chief Executive Officer and/or the Compensation Committee of the Board of Directors. Other compensation and fringe benefits include an annual bonus calculated based on the Company's return on equity before extraordinary items. Mr. Puzder is also granted the right to represent Mr. Carl N. Karcher. There is a change of control provision enabling Mr. Puzder to terminate this Agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for Good Reason (defined in the agreement as a change in control) or if Mr. Puzder's employment is terminated following a change of control due to a breach of this agreement then he shall receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years (including partial years) remaining in the Agreement or the number 2, such payment to be made in a lump sum on or before the fifth day following the date of termination, (iii) maintenance of all benefit plans and programs for Mr. Puzder for the number of 2 years or the number of years (including partial years) remaining in the agreement. Employee has the right to be the General Counsel of CKE Restaurants, Inc., during the term of this agreement. Other than as provided in the agreement, employee will not engage in any business competitive with the Company.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive a $2,500 per quarter retainer and $2,500 per Board of Directors meeting attended (or $1,250 per committee meeting attended), plus reimbursement of reasonable expenses. Directors who are employees of the Company do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, for Board meeting attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Messrs. Thompson, Talbot and Lane served as members of the Compensation Committee. The Compensation Committee is currently composed of three independent directors. No member of the

Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and there are no interlocking directorships.

     Mr. Thompson has served as a member of the Compensation Committee since March 1993. In March 1993, the Company issued and sold its Senior Secured Notes in the aggregate principal amount of $22.5 million to certain institutional investors in a private placement. Oppenheimer & Co., Inc. received approximately $300,000 as a placement fee in connection with this transaction. Mr. Thompson was employed by Oppenheimer & Co. Inc., until May of 1994.

     In April 1993, the Company issued 1,542,750 shares of its common stock in a public offering in which Oppenheimer & Co., Inc. served as one of three primary underwriters. Oppenheimer & Co., Inc. received a discount of approximately 5.5% on the shares it purchased from the Company, which was an underwriting discount consistent with industry practice.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

TO THE BOARD OF DIRECTORS:

GENERAL

     The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to Board approval. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of the Company.

COMPENSATION PHILOSOPHY

     The Company's executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interests of executive management with the longterm interests of the stockholders; (ii) motivate Company executives to achieve the strategic business goals of the Company and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other middle-market corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include title companies and other corporations equal to or larger than the Company. Most of the title companies surveyed are included in the Peer Group Index utilized in the "Performance Graph" set forth below.

     Therefore, the Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and Company performance. With regard to the Company's performance, the measures used for determining appropriate levels of compensation for executive officers include the Company's national market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, profit retention and profitability, all of which combine to enhance stockholder value.

BASE SALARY

     The Committee considers Company management proposals concerning salary adjustments, with the exception of Mr. Foley, its Chairman and Chief Executive Officer, whose compensation was established under the terms of an employment agreement entered into in 1991 and amended in 1996 and 1997 with the approval of the Board of Directors and four key employees including Mr. Stone, Mr. Willey, Mr. Strunk and

Mr. Puzder, all of whom have three year employment contracts. The Compensation Committee then makes recommendations to the entire Board of Directors for their approval.

     In determining base salaries for executives for 1996, the Compensation Committee considered the Company's earnings, outside surveys of salary levels of other title insurance companies and other similar corporations, individual performance and achievement, areas of responsibility, position tenure and internal comparability. Salaries of certain executive officers were adjusted in 1996.

ANNUAL CASH BONUSES

     Executive officers of the Company are eligible for annual bonuses which may be paid in the form of cash or as deferred compensation. Given the Company's performance in 1996, the Compensation Committee approved 1996 bonuses for the executives which were paid in 1997.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of he Internal Revenue Code of 1986, as amended ("Code") generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer ("CEO") and the four other most highly compensated executives officers. Qualifying performance-based compensation is not subject to the deduction limit. At this time, our Plans meet the required criteria of Section 162(m). The CEO received compensation over $1 million in 1996 and the Company did not take a tax deduction for the amount exceeding $1 million pursuant to Section 162(m).

STOCK OPTION GRANTS

     As indicated above, an important element of the Company's compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of the Company's stockholders. In order to meet this desire, the Board of Directors adopted a performance-based stock option plan in 1991 for executive officers, key employees and branch managers of the Company that allows participants to defer a portion of their bonus income in order to reduce their option exercise price. Additionally, the Company's Board of Directors and stockholders had previously approved the adoption of the Company's 1987 Stock Option Plan, pursuant to which the Company may grant stock options to certain key employees and non-employee directors or officers, and in 1994 the Board of Directors and stockholders approved the 1993 Stock Plan pursuant to which the Company may grant stock options to certain key employees and nonemployee directors and officers. The purpose of these plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact the Company's long-term performance. Consistent with these objectives, the Compensation Committee has approved the granting of options in 1997 for their performance in 1996 to executive officers as follows: (i) under the 1991 Stock Option Plan Mr. Foley, options to purchase 20,000 shares; Mr. Stone, options to purchase 6,367 shares; (ii) under the 1987 Stock Option Plan as follows: Mr. Foley, options to purchase 150,000 shares; Mr. Stone, options to purchase 30,000 shares; Mr. Willey, options to purchase 40,000 shares; Mr. Strunk, options to purchase 20,000 shares; Mr. Puzder, options to purchase 20,000 shares; Mr. Imparato, options to purchase 25,000 shares; Mr. Koll, options to purchase 25,000 shares; Mr. Lane, options to purchase 25,000 shares; Mr. Mahood, options to purchase 25,000 shares; Mr. Talbot, options to purchase 25,000 shares; Mr. Thompson, options to purchase 25,000 shares; (iii) under the 1993 Stock Option Plan as follows: Mr. Puzder, options to purchase 25,000 shares.

April 11, 1997                            Compensation Committee:

                                          Daniel D. (Ron) Lane
                                          J. Thomas Talbot
                                          Cary H. Thompson

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing cumulative total stockholder return on the Company's common stock against the cumulative total return on the S & P 500 Index and against the cumulative total return of a peer group index comprised of certain companies for the industry in which the Company competes (SIC code
6361 -- Title Insurance) for the five-year period ending December 31, 1996. This peer group consists of the following companies: Alleghany Corporation, Capital Guaranty Corporation, First American Financial Corporation, Investors Title Insurance Company, Lawyers Title Corporation and Stewart Information Services Corp. The peer group comparison has been weighted based on the Company's stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1992, with dividends reinvested over the periods indicated.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                                 FIDELITY
      MEASUREMENT PERIOD         NATIONAL         S&P 500
    (FISCAL YEAR COVERED)      FINANCIAL INC       INDEX        PEER GROUP
    ---------------------      -------------      -------       ----------
DEC-92                            201.34           107.62         138.10
DEC-93                            465.72           118.46         167.51
DEC-94                            191.15           120.03         143.40
DEC-95                            334.77           165.13         203.81
DEC-96                            334.99           203.05         235.77

                    ASSUMES $100 INVESTED ON JANUARY 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1996

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company previously made investments in real property for investment or operating purposes, most of which, as described below, were in partnerships which included one or more officers of the Company. All such transactions were approved by a majority of the non-interested directors of the Company. The Company believes these transactions were for terms and at rates no less favorable to the Company than those which could have been obtained from unrelated parties. As previously announced, the Company intends to reduce and divest itself of real estate investments as market conditions permit.

     The Company currently leases five of its facilities from partnerships or other entities in which Manchester, or one or more of its officers have an interest. These transactions are discussed below with respect to "Investments in Partnerships" and "Transactions with Management and Others," respectively. The Company believes that all such leases were on terms no less favorable than those that could have then been obtained from unrelated parties.

     Manchester has interests in, or acts as property manager for, the following real estate partnerships in which one or more officers of the Company have an interest. Certain officers of the Company have made contributions to these partnerships in exchange for partnership interests that cannot be valued until the dissolution of each individual partnership. Fidelity Title is a tenant in certain of the properties owned by the partnerships discussed below.

INVESTMENTS IN PARTNERSHIPS

     Folco Mission Valley Partners Limited Partnership ("Folco Mission Valley") was formed in 1991 by Folco Development Corporation ("Folco"), a corporation of which Mr. Foley and his spouse are the sole stockholders, as a 78% general partner, and Fidelity National Title Insurance Company ("Fidelity Title"), as a 22% limited partner, for the purpose of acquiring from the Resolution Trust Corporation an office building in San Diego County where Fidelity Title was the sole tenant and conducted its San Diego County, California title operations. Folco's 78% general partnership interest was assigned to Sussex Holdings, Ltd. ("Sussex"), an affiliate of Folco, in June 1992 and Fidelity Title's 22% limited partnership interest was assigned to Manchester in January 1992. Fidelity Title continues to lease the building for $28,272 per month, plus taxes, insurance and other operating costs. This annual rental rate is a 30% discount based on its lease with Folco Mission Valley.

     Goodyear Investors II General Partnership ("Goodyear II") was formed in 1986 by Manchester as a 50% partner, Folco as a 32.5% partner, Mr. Willey as a 2% partner, and others, to purchase, for investment, unimproved real property located in Maricopa County, Arizona. Manchester's interest in Goodyear II was transferred to the Company in June, 1993. As of March 31, 1996, Manchester, Kensington Development Corporation ("Kensington"), which is 90% owned by Manchester and 10% by Fidelity National Title Insurance Company of California ("Fidelity California") and the Company have contributed $1,025,000 to Goodyear
II. Kensington held this interest from 1988 to March 1996. The Company may be required to make annual contributions of its pro rata share of property taxes and insurance costs. All general partners have made their required pro rata capital contributions. The Company and the other general partners received pro rata capital distributions in March 1995.

     Prospect Office Partners Limited Partnership ("Prospect Office Partners") was formed in 1988 by Manchester as a combined 29.7% general and limited partner, Mr. Foley as a 30.4% general partner, Mr. Willey as a 6.1% general partner, and others, to develop an office building in Tustin, California. Currently Manchester is a 41.62% general partner and a 28.38% limited partner due to assignments of interests by other general and limited partners. Mr. Foley and Mr. Willey no longer have any partnership interests in Prospect. Approximately one-half of the building is leased by Fidelity Title for its Orange County title operations. Manchester advanced to the partnership, at an interest rate of 12% per annum, amounts necessary to fund operating deficits. These advances were assigned to the Company in June 1993. The lease provides for a monthly rent payment of $29,152. In May 1996, Fidelity Title purchased from the FDIC, as receiver of Guardian Bank, a note secured by a deed of strust with an unpaid principal balance of $3,413,560 and a first lien deed of trust encumbering the Tustin office building. Fidelity Title purchased and continues to hold the note under which Prospect Office Partners is the maker for a discounted price of $3,072,204.

     Tustin Retail Limited Partnership ("Tustin Retail") was formed in 1988 by Manchester as a combined 30% general and limited partner, Mr. Foley as a 30.7% general partner, Mr. Willey as a 4.3% general partner, and others, to develop a retail center in Tustin, California. Manchester advanced to the partnership, at an interest rate of 12% per annum, amounts necessary to fund operating deficits. The outstanding balance of these advances at December 31, 1995, and March 31, 1996, was $736,184. In addition, Tustin Retail is indebted to Manchester in the amount of $303,500 which is evidenced by a promissory note which provides for interest at 12% per annum and is secured by a second trust deed on the property. These advances and loans were assigned to the Company in June 1993. In August 1994, CommerceBank filed a lawsuit (the "Lawsuit") against Tustin Retail (a real estate partnership), Manchester (a general partner in Tustin Retail) and Messrs. Foley and Willey (as general partners). The Lawsuit is essentially a judicial foreclosure under a deed of trust securing a $4,350,000 note dated February 18, 1992, to CommerceBank from Tustin Retail (the "Note"). In December 1995, the Federal Deposit Insurance Corporation, which took control of CommerceBank, submitted a bid at the property foreclosure auction and acquired the property for $2.9 million. The lease for this space provides for a monthly lease payment of $20,100. On July 3, 1996, following a fair value hearing, the court determined that the value of the property as of the foreclosure sale was $4,580,680. Subsequently, the court entered a deficiency judgment against Tustin Retail and the general partners in the amount of $480,545. In consideration of Fidelity Title's payment of the deficiency amount, Tustin Retail assigned its statutory redemption right to Fidelity Title. On November 21, 1996, Fidelity Title redeemed the property for the amount of $2,792,470 and assumed control of the operation of the property from the receiver.

     West Woodland Business Associates Limited Partnership ("West Woodland") was formed in 1989 by Manchester as a 10% general partner, Mr. Foley as a 21.3% general partner, Folco as a combined 20% general and limited partner, Mr. Willey as a 2.5% general partner, and others, to develop an office building in Woodland, California. In September 1991, Manchester sold its interest in the partnership to Folco. See "Transactions with Management and Others" below. Folco's interest was subsequently assigned to Sussex. Approximately one-half of the building is leased by Fidelity California for its Yolo County title operations. The lease provides for a monthly lease payment of $11,032. In March 1994, the lender on this project agreed to a modification of the credit agreement substituting Sussex for Manchester and releasing Manchester from these obligations. As of December 31, 1996, Manchester had not been released from its general partnership obligation under the West Woodland Credit Agreement. West Woodland remains indebted under a $940,000 first lien loan encumbering the office building and a $250,000 unsecured loan. West Woodland refinanced both loans with a new lender, thereby lowering the loans' interest accrual rates and extending the terms of both loans for five (5) years.

     During 1994, the Company paid $2.3 million in order to acquire a 100% ownership interest in an investment property at 7750 East Broadway, Tucson, Arizona. Mr. Foley and his affiliates and Mr. Willey held interests in the amounts of 57.3% and 5.2%, respectively, in the property at the time of the acquisition. Mr. Foley and Mr. Willey transferred their interests to the Company without consideration upon satisfaction of outstanding debt. The Company sold the property for a net sales price of $2.4 million.

     Wilmac III Limited Partnership ("Wilmac III") was formed in 1987 to acquire for investment unimproved real property in Maricopa County, Arizona. In December 1987, Manchester acquired a 24% limited partnership interest in Wilmac III, 30% of the limited partnership units. Mr. Willey has an 8.2% combined general and limited partnership interest and Mr. Strunk has a 1.6% limited partnership interest. The partnership agreement requires all the limited partners to make pro rata capital contributions to service the debt on the property. Manchester has invested $696,000 in the partnership. Manchester's interest was assigned to the Company in June 1993. It is not anticipated that additional capital contributions will be required of the Company.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In September 1991, Manchester sold 11 office buildings (the "office buildings"), its partnership interest in West Woodland and Tucson Partners and certain notes receivable to Folco for approximately the net book value of these assets. The Company believes the amount paid approximated the fair market value of these assets. This transaction resulted in a receivable to Manchester from Folco evidenced by a promissory note in the original principal amount of $1,492,000 and secured by subordinate deeds of trust on the office buildings acquired. The promissory note provides for interest at the rate of 9.5% per annum, monthly payments of

$13,900 and additional payments of 15% of the net sale proceeds of each office building subject to a subordinate deed of trust. In June 1992, Folco assigned its interest in these office buildings to Bilcar Limited Partnership ("Bilcar"), an affiliate of Folco. The unpaid balance of this promissory note at December 31, 1996, was $471,167.

     Prior to the sale, the office buildings were leased to Fidelity Title for use in its title operations. All but one of these office buildings have been sold to unaffiliated third parties in each instance. During 1996, Fidelity Title continued to lease one of the office buildings from Bilcar under lease agreements entered into in 1991 at the time of the sale and paid Bilcar $51,624 under these lease agreements.

     In July 1990, Lake Mortgage Corporation, a wholly-owned subsidiary of the Company, made a $300,000 secured loan to a relative of Mr. Willey. The loan was assigned to Fidelity Title in July 1990. This loan has been purchased by Mr. Willey for full consideration.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Rules adopted by the Securities and Exchange Commission ("SEC") under
Section 16(a) of the Exchange Act require the Company's officers and directors, and persons who own more than 10% of the issued and outstanding shares of the Company's common stock, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year end, and any written representations provided to it, the Company is advised that all filings were timely and correctly made.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP are the Company's auditors of record and have audited the Company's financial statements annually from 1988 through December 31, 1996. The Audit Committee of the Board of Directors has not made a recommendation with respect to retention of auditors by the Company for year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             AVAILABLE INFORMATION

     The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (except for certain exhibits thereto), may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 17911 Von Karman Avenue, Irvine, California 92614,
Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

Dated: May 9, 1997                        By Order of the Board of Directors

                                          /s/ M'LISS JONES KANE
                                          ----------------------------
                                          M'LISS JONES KANE
                                          Corporate Secretary

                                     PROXY

                       FIDELITY NATIONAL FINANCIAL, INC.
               17911 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92614

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William P. Foley, II and Frank P. Willey as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned on May 1, 1997, at the Annual Meeting of Stockholders to be held on June 17, 1997, or any adjournment thereof.

1.   ELECTION OF         [ ]  FOR the nominees listed below (except          [ ]  WITHHOLD AUTHORITY to vote for the
     DIRECTORS                as marked to the contrary below)                    nominees listed below

  (INSTRUCTION: to withhold authority to vote for an individual nominee, strike a line through the nominee's name below)

                       J. Thomas Talbot, Stephen C. Mahood

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE COMPANY NOMINEES AND FOR PROPOSAL 2.

                                              DATED:                      , 1997
                                                    ----------------------

                                              ----------------------------------
                                                         (SIGNATURE)

                                              ----------------------------------
                                                         (SIGNATURE)

                                                  Please sign exactly as the
                                              name(s) appear(s) below. When
                                              shares are held by more than one
                                              owner, all should sign. When
                                              signing as an attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              President or authorized officer.
                                              If a partnership, please sign in
                                              partnership name by authorized
                                              person.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
                DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.